Exhibit 10.20

April 24, 2022

Minang Pravin Turakhia, MD 1490
Southdown Road
Hillsborough, CA 94010

Dear Dr. Turakhia:
We are pleased to offer you the position of Chief Scientific Officer and Chief Medical Officer with iRhythm Technologies, Inc. (the “Company”). If you decide to join us, you will receive a salary and certain employee benefits as explained in Exhibit A. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.
In addition, if you decide to join the Company, it will be recommended at the first meeting of the Compensation and Management Development Committee (the “Compensation Committee”) of the Company's Board of Directors (the “Board”) following your start date that the Company grant you equity awards with an aggregate grant date fair value of three million dollars ($3,000,000), consisting of the following:
1.An award of performance stock units (“PSUs”) covering a number of shares of the Company’s common stock with an aggregate grant date fair value of one million five hundred thousand dollars ($1,500,000), which will vest pursuant to the performance-based metrics set forth in the Company’s 2022 PSU incentive program, subject to your continuing employment through the vesting date.
2.An award of restricted stock units (“RSUs”) covering a number of shares of the Company’s common stock with an aggregate grant date fair value of one million five hundred thousand dollars ($1,500,000), which will vest annually over four years at the rate of twenty-five percent (25%) per year, subject to your continuing employment through each vesting date.
Each equity award will be subject to the terms and conditions of the Company's 2016 Equity Incentive Plan (as amended from time to time, the “2016 Plan”) and, as applicable, a PSU agreement or RSU agreement thereunder.
For purposes of this letter, the grant date fair value of each award will be determined in accordance with the Company’s standard equity grant practice, which typically means, with respect to awards of PSUs and RSUs, the grant date fair value will be calculated based on the twenty (20) day average closing price of the Company’s

Common Stock as reported on the Nasdaq Global Select Market prior to and including the date of grant, or such other methodology the Board or Compensation Committee may determine prior to the grant of the awards becoming effective.
No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant of the equity awards confer any right to continue vesting or employment.
The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.
The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
We also ask that, if you have not already done so, you disclose to the Company the existence of any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. You further agree not to disclose any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way improperly utilize any such information.
You shall devote your best efforts and full business time, skill and attention to the performance of your duties at iRhythm. Any engagement in outside clinical, academic, advisory and/or board work must not interfere with the performance of your duties at iRhythm and requires advance approval from the Chief Executive Officer, who shall not unreasonably withhold such approval. The outside clinical, academic, advisory and/or board work set forth in Exhibit E to the CIIAA is deemed to have received such approval. Moreover, you agree that, during the term of your employment with the Company, subject to the exceptions set forth in Exhibit E the CIIAA, you will not engage in any other business- or academic-related activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment without prior written approval from the Chief Executive Officer (email sufficing).
As a Company employee, you will be expected to abide by the Company's rules and standards. As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (“CIIAA”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company (subject to the exceptions described in the CIIAA and California Labor Code Section 2870), and non-disclosure of Company proprietary information. Any dispute or claim relating to or arising out of our employment relationship or the termination of that relationship will be fully and finally resolved by binding arbitration in accordance with Section 12 of the CIIAA. Please note that we must receive your signed CIIAA before your first day of employment.
To accept the Company's offer, please sign and date this letter in the space provided below. If you accept our offer, we anticipate your first day of employment will be Monday, June 6, 2022, or such later date after which your approved leave of absence from Stanford University begins. This letter, along with any agreements relating to proprietary rights between you and the Company and the CIIAA, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you.

We look forward to your favorable reply and to working with you at iRhythm Technologies, Inc.

Sincerely,

/s/ Quentin Blackford
President and CEO

Agreed to and accepted:

Signature: /s/ Minang Turakhia

Printed Name: Minang Turakhia

Date: 4/24/2022

Exhibit A
Services and Benefits for Minang Turakhia
April 24, 2022
Position: EVP, Chief Scientific Officer and Chief Medical Officer
Base Pay Rate: You will be a full-time employee, with a base rate of $425,000 annually, which will be earned and payable in accordance with the Company’s payroll policy. This rate is based on your geographical work location at the time of hire, and should your work location change due to relocation, your rate of pay may be reevaluated to align with geographical market rates.
Bonus: Each calendar year, you will be eligible to earn a bonus of 50% of your annual base salary at the time of bonus payment. The bonus will be based on achievement of financial targets and/or other performance objectives set by the Company, and the earned bonus will generally be paid within 90 days after the close of a calendar year. The eligible bonus amount will be prorated for any calendar quarter in which you are not employed for an entire quarter, and you must be employed on the date that your bonus, if any, is paid in order to earn and be eligible to receive the bonus.
Signing Bonus: You will receive a one-time signing bonus in the amount of $500,000. This bonus will be paid in one lump sum on the next regularly scheduled pay date after you start employment with the Company, and all regular payroll taxes will be withheld.
In the event your employment with the Company is terminated within 24 months of your date of hire due to (1) your resignation without Good Reason, as defined in our Change of Control and Severance Policy, or (2) your termination for Cause, as defined in our Change of Control and Severance Policy, you will be responsible for reimbursing the Company for a portion of the full amount of the Signing Bonus within 60 days of your employment termination date, with such portion equal to the product (rounded to the nearest whole cent) of: (i) the gross amount of the Signing Bonus multiplied by (ii) a fraction (A) the numerator of which is equal to the difference between (x) 24 minus (y) the number of completed months you have served as the Company’s regular, full-time Chief Scientific Officer and Chief Medical Officer as measured immediately prior to your termination date and (B) the denominator of which is 24. By your signature on this offer of employment, you authorize the Company to withhold the portion of the Signing Bonus calculated pursuant to the prior sentence from any separation payments and/or other final pay you receive upon such termination of employment.
Benefits and Expenses: You will be entitled to participate in the benefit plans and programs generally available from time to time to employees of the Company, subject to the terms of such plans and programs. This includes four weeks per year of Paid Time Off, in addition to specified Holidays, among other benefits.
Severance: You may be eligible to receive severance benefits in the event your employment is terminated under certain conditions pursuant to the terms of our Change of Control and Severance Policy and a participation agreement thereunder.